BALTIA AIR LINES
                     Passenger Traffic Growth
                   US - St.  Petersburg, Russia

        US - St.  Petersburg Traffic Calculated from 1994
                       US - Russia Traffic
   (US - St.  Petersburg travel was calculated by the Company at 20% of US - Russia travel)


 U.S.-originating travelers      47,895
 to St.  Petersburg:

 St.  Petersburg-originating     12,616
 travelers to U.S.:

 Total Travelers between U.S.    60,511
 and St.  Petersburg:

 Total U.S. - St.  Petersburg              121,022
 Passengers (2 x Travelers):


          US - St.  Petersburg Traffic Reported in 1995


 U.S.-originating travelers     114,948
 to St.  Petersburg:
  St. Petersburg-originating     18,065
 travelers to U.S.:

 Total Travelers between U.S.   133,013
 and St.  Petersburg:

 Total U.S. - St.  Petersburg              266,026
 Passengers (2 x Travelers):

 Traffic Growth (more than                            145,004
 doubled from 1994 to 1994):

Notes:

1. See attached data from CIC Research, CIC is contracted by the DOC's International Trade Administration, Tourism
     Industries (replacing USTTA).

2. In 1994 CIC did not tabulate US-Russia traffic by Russian cities. US-St. Petersburg traffic had to be calculated as a percentage of US-Russia traffic. The 1995 traffic is tabulated by CIC separately for St. Petersburg, Moscow and Novosibirsk.

3. The traffic growth may be due in part to the Company's conservative 1994 estimate that 20% of US-Russia traffic was US-St. Petersburg traffic.

             U.S. Travelers to St. Petersburg, Russia
                  Produced for Baltia Air Lines
                     January - December 1995

 St. Petersburg Subset - Cities Visited     Count          %



 Leningrad/St.Petersburg                   114,948       100.0
 Moscow                                     53,472        46.5

 Russia - Other                             10,327         9.0

 Russian - Gen.                              2,625         2.3

 Russian - Touring                             151         0.1
 Novosibirsk                                    80         0.1



 TOTAL RESPONDENTS                         114,948       100.0
                      [ EXPANDED ESTIMATES ]
        Produced BY CIC Research, Inc., ljw, June 17, 1997
      Source: ITA Survey of International Air Travelers 1995
              * Percentages are based on Respondents
        Double counting has been eliminated within cities


                  Russian Travelers to the U.S.
                Determine Destinations & residence
                     January - December 1995


           City of Residence               Count           %


 Russian - General                         13,195          14.2

 Moscow                                    48,807          52.7

 Leningrad/St.Petersburg                   18,065          19.5
 Novosibirsk                                2,175           2.3

 Russia - Other                            10,357          11.2



 TOTAL RESPONDENTS                         92,596         100.0
                      [ EXPANDED ESTIMATES ]
        Produced by CIC research, Inc., ljw, June 17, 1997
      Source: ITA Survey of International Air Travelers 1995